Exhibit 99.1
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                               CONTINUATION SHEET

(1) On May 19, 2005, the reporting person acquired 2,211,250 shares of Common Stock, par value $0.01 per share ("Old Common Stock") of Trump Hotels & Casino Resorts, Inc. (the "Former Company"), presently known as Trump Entertainment Resorts, Inc. (the "Restructured Company"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated May 19, 2005, between the reporting person, Trump Casinos II, Inc., a wholly owned subsidiary of the reporting person ("TCII"), the Former Company and TCI 2 Holdings, LLC, a wholly owned subsidiary of the Former Company ("TCI2"). Pursuant to the Merger Agreement, TCII was merged with and into TCI2, with TCI2 surviving such merger. In connection therewith, the reporting person's entire ownership of TCII was exchanged for the 2,211,250 shares of Old Common Stock of the Former Company. The reporting person previously reported indirect beneficial ownership of limited partnership interests in Trump Hotels & Casino Resorts Holdings, L.P. (the "Former Partnership"), now known as Trump Entertainment Resorts Holdings, L.P. (the "Restructured Partnership"), exchangeable for 2,211,250 shares of Old Common Stock. Such interests were previously held by the reporting person's wholly owned subsidiary, TCII. As a result of the Merger Agreement, the reporting person's prior indirect beneficial ownership held by TCII is now held by TCI2, a wholly owned subsidiary of the Restructured Company. For purposes of this Form 4, we refer to the Restructured Company and the Restructured Partnership prior to the Reverse Stock Split (as defined in footnote 2), as the Former Company and the Former Partnership, respectively.

(2) Subsequent to the acquisition of stock pursuant to the Merger Agreement, on May 20, 2005, pursuant to: (i) the Second Amended Joint Plan of Reorganization of THCR/LP Corporation et. al. dated March 30, 2005, as confirmed on April 5, 2005 (the "Reorganization Plan"), (ii) the Amended and Restated Certificate of Incorporation of the Restructured Company, effective May 20, 2005 (the "Amended Charter") and (iii) the Amended and Restated Investment Agreement, dated May 20, 2005 (the "A/R Investment Agreement"), by and among the reporting person, the Former Company and the Former Partnership, each 1,000 shares of Old Common Stock was automatically consolidated by operation of law into one share of Common Stock, par value $0.001 per share (the "New Common Stock") of the Restructured Company (the "Reverse Stock Split"). The 12,173 shares of New Common Stock directly beneficially owned by the reporting person, reflects the reporting person's ownership of New Common Stock as a result of the Reverse Stock Split and includes the acquisition of the 2,211,250 shares of Old Common Stock, equal to 2,212 shares of New Common Stock as a result of the Reverse Stock Split. The reporting person previously reported indirect beneficial ownership of 150 shares of Old Common Stock held as custodian for his children (50 shares of Old Common Stock each for three of his children). Pursuant to the Reverse Stock Split, each of the three children will directly hold one share of New Common Stock, however the shares are no longer held by the reporting person as custodian for the children. The Reverse Stock Split is exempt from Section 16 pursuant to Rule 16a-9 ("Rule 16a-9") promulgated under the Securities Exchange Act of 1934, as amended.

(3) The reporting person, or TCI (as defined in Note 6), as applicable, is entitled to present each Class A Partnership Interest or Class B Partnership Interest, as applicable, for conversion into an equal number of shares of New Common Stock of the Restructured Company.

(4) Pursuant to the Reorganization Plan, the A/R Investment Agreement and the Reverse Stock Split, the reporting person acquired and directly beneficially owns Class A Partnership Interests in the Restructured Partnership exchangeable for 4,811,580 shares of New Common Stock issuable upon conversion of the Class A Partnership Interests. The reporting person received the Class A Partnership Interests exchangeable for 4,811,580 shares of New Common Stock in exchange for his investment from his personal funds in the Restructured Partnership, consisting of $55,000,000 in cash, the exchange and cancellation of his $16,336,686 aggregate principal amount of 17 5/8% Second Priority Mortgage Notes due 2010 of Trump Casino Holdings, LLC and Trump Casino Funding, Inc. and the waiver of accrued interest thereon. The Class A Partnership Interests exchangeable for 10,300 shares of New Common Stock directly beneficially owned by the reporting person reflects the reporting person's ownership of Class A Partnership Interests as a result of the Reverse Stock Split with respect to the partnership interests in the Former Partnership previously held by the reporting person. The Reverse Stock Split is exempt from Section 16 pursuant to Rule 16a-9.

(5) There is no expiration date.

(6) Pursuant to the Reorganization Plan and the A/R Investment Agreement and the Reverse Stock Split, the reporting person indirectly beneficially owns Class A Partnership Interests in the Restructured Partnership exchangeable for 1,407 shares of New Common Stock issuable upon conversion of the Class A Partnership Interests. These Class A Limited Partnership Interests are held by the reporting person's wholly owned subsidiary, Trump Casinos, Inc. ("TCI"). The Class A Partnership Interests exchangeable for 1,407 shares of New Common Stock indirectly beneficially owned by the reporting person reflects the reporting person's indirect beneficial ownership of Class A Partnership Interests as a result of the Reverse Stock Split with respect to the partnership interests in the Former Partnership previously held by the reporting person's wholly owned subsidiary, TCI. The Reverse Stock Split is exempt from Section 16 pursuant to Rule 16a-9.

(7) Pursuant to the Reorganization Plan and the A/R Investment Agreement, the reporting person acquired and directly beneficially owns Class B Partnership Interests in the Restructured Partnership exchangeable for 4,554,197 shares of New Common Stock issuable upon conversion of the Class B Partnership Interests. The reporting person received the Class B Partnership Interests in exchange for entering into certain agreements in connection with the A/R Investment Agreement.

(8) Pursuant to the Reorganization Plan and the A/R Investment Agreement, the reporting person acquired a warrant to acquire New Common Stock exercisable for 1,217,933 shares of New Common Stock at any time until May 20, 2006 at a price of $14.60 per share in exchange for entering into certain agreements in connection with the A/R Investment Agreement. This amount represents the number of shares reserved for issuance upon the exercise in full of such warrant.

(9) Pursuant to the Reorganization Plan and the A/R Investment Agreement, the reporting person acquired a warrant to acquire New Common Stock exercisable for 1,466,706 shares of New Common Stock at any time until May 20, 2015 at a price of $21.90 per share in exchange for entering into the Services Agreement, dated May 20, 2005, by and among the reporting person, the Restructured Company and the Restructured Partnership. This amount represents the number of shares reserved for issuance upon the exercise in full of such warrant.